EXHIBIT 5.1

THE WILLARD OFFICE BUILDING 1455 PENNSYLVANIA AVENUE, N.W. WASHINGTON, DC 20004 +1 202 942 8400 +1 202 942 8484 fax wilmerhale.com

August 16, 2004

Red Hat, Inc.

1801 Varsity Drive

Raleigh, NC 27606

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $600,000,000 in aggregate principal amount of 0.50% Convertible Senior Debentures due 2024 (the “Debentures”) of Red Hat, Inc., a Delaware corporation (the “Company”), and the shares of Common Stock, $0.0001 par value per share (the “Shares” and, together with the Debentures, the “Securities”), issuable upon conversion of the Debentures. All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).

The Debentures were issued pursuant to an Indenture, dated as of January 12, 2004 (the “Indenture”), between the Company and U.S. Bank National Trust Association, as trustee (the “Trustee”).

We are acting as counsel for the Company in connection with the registration for resale of the Securities. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the Registration Rights Agreement, dated as of January 12, 2004, by and between the Company and UBS Securities LLC, the Indenture, minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

BALTIMORE        BERLIN        BOSTON        BRUSSELS        LONDON         MUNICH

NEW YORK        NORTHERN VIRGINIA        OXFORD        PRINCETON        WALTHAM        WASHINGTON

Red Hat

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, (iii) statutory or decisional law concerning recourse of creditors to security in the absence of notice or hearing, or (iv) general equitable principles. We express no opinion as to the enforceability of any provision of any of the Debentures that purports to select the laws by which it or any other agreement or instrument is to be governed. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or documents or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. In addition, we express no opinion with respect to the enforceability of any provision of the Securities requiring the payment of interest on overdue interest.

We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Indenture on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) providing that the terms of the Indenture may not be waived or modified except in writing, or (h) relating to choice of law or consent to jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	the Debentures have been duly authorized and validly issued, executed and delivered by the Company and, assuming they have been authenticated by the Trustee in the manner provided by the Indenture, are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits provided by the Indenture; and

(ii)	the Shares issuable upon conversion of the Debentures have been duly authorized and reserved for issuance by the Company and, when issued upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Red Hat

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By: /S/    DAVID SYLVESTER

David Sylvester, a Partner